                                                                   EXHIBIT 10(a)

(SUTHERLAND, ASBILL & BRENNAN LLP LETTERHEAD)

STEPHEN E. ROTH
   DIRECT LINE: (202) 383-0158
   Internet: sroth@sablaw.com


April 25, 2001



VIA EDGARLINK

Board of Directors
First Citicorp Life Insurance Company
333 34th Street, 10th Floor
New York, NY 10011


Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption "Legal Matters" in the Statement of Additional Information filed as part of Post-Effective Amendment No. 10 to the registration statement on Form N-4 for First Citicorp Life Variable Annuity Separate Account (File No. 33-83354). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND, ASBILL & BRENNAN LLP



By: /s/ Stephen E. Roth
    --------------------------
    Stephen E. Roth